Exhibit 99.1

ProShares Announces ETF Share Splits

Feb. 11, 2026

BETHESDA, Md.—ProShares, a premier provider of ETFs, announced today reverse share splits on two of its ETFs. These splits will not change the total value of a shareholder’s investment.

ProShares will implement reverse splits for two of its ETFs at the following split ratio:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
CRCA	ProShares Ultra CRCL	1:10	74349Y431	74350P543
ZSL	ProShares UltraShort Silver	1:10	74347Y722	74347Y672

The reverse splits will be effective prior to market open on February 26, 2026, when the funds will begin trading at their post-split prices. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued new CUSIP numbers, listed above.

The reverse splits will increase the price per share of each fund, with a proportionate decrease in the number of shares outstanding. For example, for a one-for-ten reverse split, every ten pre-split shares will result in the receipt of one post-split share, which will be priced ten times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical one-for-ten reverse split.

Period	# of Shares Owned	Hypothetical NAV per share	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	100	$100.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of ten for a one-for-ten reverse split), the reverse split will result in the creation of fractional shares. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006, offering one of the industry’s largest ETF lineups. Together with its mutual fund affiliate, ProFunds, the firm manages more than $95 billion in assets.1 The company is a leader in strategies such as dividend growth, high income, interest rate hedged bond, crypto and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

To learn more about the company and career opportunities, visit us on LinkedIn or at ProShares.com

MEDIA CONTACT

Tucker Hewes

212-207-9451

tucker@hewescomm.com

INVESTOR CONTACT

ProShares

866-776-5125

[1]	As of 12/31/25

Some ProShares ETFs seek daily investment results that correspond, before fees and expenses, to a multiple (e.g., 2x or -2x) of the daily performance of its underlying benchmark (the “Daily Target”). While the Funds have a daily investment objective, you may hold a Fund’s shares for longer than one day if you believe it is consistent with your goals and risk tolerance. For any holding period other than a day, your return may be higher or lower than the Daily Target. These differences may be significant. Smaller index gains/losses and higher index volatility contribute to returns worse than the Daily Target. Larger index gains/losses and lower index volatility contribute to returns better than the Daily Target. The more extreme these factors are, the more they occur together, and the longer your holding period while these factors apply, the more your return will tend to deviate. Investors should consider periodically monitoring their geared fund investments in light of their goals and risk tolerance.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Investments in smaller companies typically exhibit higher volatility. Smaller company stocks also may trade at greater spreads or lower trading volumes, and may be less liquid than stocks of larger companies. Please see prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. Separate ProShares Trust II prospectuses are available for Volatility, Commodity, and Currency ProShares.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.